Contact:                                          Release:
         KAREN M. L. WHELAN                                IMMEDIATELY
         (804)359-9311





        UNIVERSAL CORPORATION ANNOUNCES DIVIDEND INCREASE AND ADDITIONAL
                                SHARE REPURCHASE

         RICHMOND, VA  DECEMBER 2, 1999/PRNEWSWIRE/----
Henry H. Harrell, Chairman and Chief Executive Officer of Universal Corporation announced that the company's Board of Directors has approved the additional repurchase of up to $100 million of Universal common stock. This authorization, when added to two prior programs, brings the total level of authorization to $300 million since April 1998. Approximately 4.9 million shares have been purchased so far under these programs for about $153.6 million. The authorized purchases may be made from time to time on the open market or in privately negotiated transactions at prices not exceeding prevailing market rates. Universal currently has approximately 30.6 million common shares outstanding.

         In addition, the Board of Directors declared a regular quarterly dividend of thirty-one cents ($.31) per share on the common shares of the Company, payable February 14, 2000, to common shareholders of record at the close of business on January 10, 2000. This represents an increase of over 3.3% or $.01 per share per quarter and indicates an annualized rate of $1.24 per share. Universal has raised its common dividend every year since 1971, a record of 29 consecutive increases.

         Mr. Harrell explained that improving shareholder value is a continuing objective of the company and that these steps are among a number of actions that the company has taken in response to strong earnings and free cash flow. Other actions have included managing debt structure and expanding the company's businesses.

         Universal Corporation is a diversified company with operations in tobacco, lumber, and agri-products. Its gross revenues for the fiscal year that ended on June 30, 1999, were approximately $4 billion. For more information, visit Universal's web site at www.universalcorp.com.




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